Registration No. 333-_____

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                           ___________________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               __________________

                          National Research Corporation
             (Exact name of registrant as specified in its charter)

             Wisconsin                                        47-0634000
    (State or other jurisdiction                           (I.R.S. Employer
   of incorporation or organization)                      Identification No.)

                  1033 "O" Street
                 Lincoln, Nebraska                                   68508
     (Address of principal executive offices)                      (Zip Code)


            National Research Corporation 1997 Equity Incentive Plan
                            (Full title of the plan)

            Michael D. Hays                             Copy to:
 President and Chief Executive Officer
     National Research Corporation              Benjamin F. Garmer, III
            1033 "O" Street                         Foley & Lardner
        Lincoln, Nebraska  68508               777 East Wisconsin Avenue
             (402) 475-2525                    Milwaukee, Wisconsin 53202
  (Name, address and telephone number,               (414) 271-2400
   including area code, of agent for service)
                           __________________________

                         CALCULATION OF REGISTRATION FEE

                                   Proposed      Proposed
      Title of                     Maximum       Maximum
     Securities       Amount       Offering     Aggregate      Amount of
        to be         to be         Price       Offering     Registration
     Registered   Registered(1)   Per Share       Price           Fee

    Common Stock,
     $.001 par    730,000
     value,       shares          $8.9375(2)  $6,524,375(2)   $1,924.69


   (1) Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends, or similar transactions pursuant to the anti-dilution provisions of the Equity Incentive Plan.

   (2) Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for National Research Corporation Common Stock on the Nasdaq National Market on May 1, 1998.

                        _________________________________

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

             The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of this Form S-8 Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

   Item 3.   Incorporation of Documents by Reference.

             The following documents filed by National Research Corporation (the "Company") with the Commission are hereby incorporated herein by reference:

             1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed on March 25, 1998.

             2.  The description of the Company's Common Stock contained in
   Item 1 of the Company's Registration Statement on Form 8-A, dated October 2, 1997, including any amendment or report filed for the purpose of updating such description.

             All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

   Item 4.   Description of Securities.

             Not applicable.

   Item 5.   Interests of Named Experts and Counsel.

             Not applicable.

   Item 6.   Indemnification of Directors and Officers.

             Pursuant to the Wisconsin Business Corporation Law and the Company's By-Laws, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. The Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

             Expenses for the defense of any action for which indemnification may be available may be advanced by the Company under certain circumstances.

             The indemnification provided by the Wisconsin Business Corporation Law and the Company's By-Laws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses.

   Item 7.   Exemption from Registration Claimed.

             Not Applicable.

   Item 8.   Exhibits.

             The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

    Exhibit No.                         Exhibit

    (4.1)              National Research Corporation 1997 Equity
                       Incentive Plan (incorporated by reference to Exhibit (10.2) to National Research
                       Corporation's Form S-1 Registration
                       Statement (Registration No. 333-33273))
    (5)                Opinion of Foley & Lardner

    (23.1)             Consent of KPMG Peat Marwick LLP

    (23.2)             Consent of Foley & Lardner (contained in
                       Exhibit (5) hereto)


   Item 9.   Undertakings.

             (a)  The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
   Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincoln, State of Nebraska, on May 8, 1998.

                                 NATIONAL RESEARCH CORPORATION


                                 By:  /s/ Michael D. Hays
                                      Michael D. Hays
                                      President and Chief Executive Officer

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Michael D. Hays and Patrick E. Beans, and each of them individually, his attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Signatures                          Title                 Date


    /s/ Michael D. Hays           President, Chief Executive  May 8, 1998
    Michael D. Hays               Officer and Director
                                  (Principal Executive
                                  Officer)

    /s/ Patrick E. Beans          Vice President, Treasurer,  May 8, 1998
    Patrick E. Beans              Chief Financial Officer
                                  and Director (Principal
                                  Financial and Accounting
                                  Officer)

    /s/ John N. Nunnelly                   Director           May 8, 1998
    John N. Nunnelly



    /s/ Paul C. Schorr, III                Director           May 8, 1998
    Paul C. Schorr, III

                                  EXHIBIT INDEX

                National Research Corporation Director Stock Plan


   Exhibit No.                     Exhibit

    (4.1)        National Research Corporation 1997 Equity
                 Incentive Plan (incorporated by reference to Exhibit (10.2) to National Research
                 Corporation's Form S-1 Registration
                 Statement (Registration No. 333-33273))

    (5)          Opinion of Foley & Lardner

    (23.1)       Consent of KPMG Peat Marwick LLP

    (23.2)       Consent of Foley & Lardner (contained in
                 Exhibit (5) hereto)